Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-262326

Prospectus Supplement No. 6
(To Prospectus dated April 27, 2022)

Virgin Orbit Holdings, Inc.

This prospectus supplement updates, amends and supplements the prospectus dated April 27, 2022 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-262326). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K (the “Current Report”), filed with the Securities and Exchange Commission (“SEC”) on January 12, 2023. Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Virgin Orbit Holdings, Inc.’s common stock and warrants are listed on The Nasdaq Stock Market LLC under the symbols “VORB” and “VORBW.” On January 11, 2023, the closing price of our common stock was $1.69 and the closing price of our warrants was $0.16.

We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our securities involves certain risks. See “Risk Factors” beginning on page 5 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 12, 2023.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________

FORM 8-K
____________________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 12, 2023
____________________________

Virgin Orbit Holdings, Inc.
(Exact name of registrant as specified in its charter)
 ____________________________

Delaware	001-40267	98-1576914
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4022 E. Conant St. Long Beach, California	90808
(Address of principal executive offices)	(Zip Code)
(562) 388-4400
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
 ____________________________

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	VORB	The Nasdaq Stock Market LLC
Warrants to purchase common stock	VORBW	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01    Other Events.
On January 9, 2023, Virgin Orbit Holdings, Inc. (the “Company” or “Virgin Orbit”) initiated its Start Me Up mission orbital launch attempt of its LauncherOne system from Spaceport Cornwall in the UK. After successfully proceeding through pre-launch operations and taking off as planned from the runway at Spaceport Cornwall, Virgin Orbit’s carrier aircraft traveled to the drop zone selected for this mission and successfully released the rocket.

The rocket subsequently ignited its first stage engine, thereby, successfully completing the stage one burn. Initial data assessments indicate that the first stage of the rocket performed as expected, the rocket reached space altitudes, and stage separation, ignition of the upper stage, and fairing separation similarly occurred per the planned mission timeline.

Thereafter, at some point during the rocket’s flight through space, the upper stage experienced an anomaly. This anomaly prematurely ended the first burn of the upper stage. This anomalous event ended the mission, with the rocket components and payload descending to Earth within the approved safety corridor without having achieved orbit. Virgin Orbit’s carrier aircraft and its crew returned safely to Spaceport Cornwall after the anomalous event. Extensive telemetry coverage for the flight allowed for the collection of a significant amount of data during the mission, enabling Virgin Orbit’s engineers and review board members to start their analyses immediately upon detection of the anomaly.

Virgin Orbit has initiated a formal investigation into the source of the second stage failure. A fault analysis and investigation of the anomalous event will be conducted with government insight, and implementation of all required, corrective actions identified during the investigation will be completed prior to initiation of Virgin Orbit’s next flight endeavor. Virgin Orbit is continuing to process its next scheduled rocket through final integration and checkout ahead of its upcoming mission, which is planned to occur from the Mojave Air and Space Port in California.

Virgin Orbit also anticipates returning to Spaceport Cornwall for additional launches, and is in active discussions with key government and commercial stakeholders in the UK to start planning mission opportunities for as soon as later this year.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K contains certain forward-looking statements within the meaning of the federal securities laws. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements contained in this Current Report on Form 8-K other than statements of historical fact should be considered forward-looking statements, including, without limitation, statements regarding the Company’s expectations regarding the timing and results of the Company’s investigation regarding the Start Me Up mission, timing and locations of future launches and the reliability and outcome of future launch systems and missions. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this Current Report on Form 8-K, including but not limited to the ability of Virgin Orbit to access sources of capital; its ability to grow market share in the developing space economy; market acceptance of its current and planned products and services and ability to achieve sufficient production volumes, as well as the factors, risks and uncertainties included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022 as well as in the Company’s subsequent filings with the Securities and Exchange Commission (the “SEC”), accessible on the SEC’s website at www.sec.gov and the Investor Information section of the Company’s website at www.virginorbit.com. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Virgin Orbit assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Virgin Orbit gives no assurance that it will achieve its expectations.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRGIN ORBIT HOLDINGS, INC.

Date: January 12, 2023	By:	/s/ Dan Hart
Dan Hart
Chief Executive Officer